Exhibit 99.1

News Release
Transdel Pharmaceuticals Reports Third Quarter and Year-to-Date 2010 Results
LA JOLLA, CA — November 8, 2010 — Transdel Pharmaceuticals, Inc. (OTCBB: TDLP), a specialty pharmaceutical company focused on developing topically administered products using its proprietary transdermal delivery platform, today announced financial results for the three and nine months ended September 30, 2010 and other recent achievements.
Recent Achievements
•	On September 2, 2010, the Company presented the final data set from its Phase 3 study for Ketotransdel at the 13th World Congress on Pain in Montreal, Canada.

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On September 9, 2010, the Company reported that JH Direct completed their initial product testing of the Company’s anti-cellulite formulation in 24 subjects, which consisted of observing the before and after results of applying the product over a 16-week period. The positive results observed during this test have led JH Direct to initiate plans for a final test in approximately 25 subjects to be conducted by a third-party skin research center. JH Direct is planning a commercial launch of the product for the first quarter of 2011 subject to successful completion of the final test.

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On October 21, 2010 the Company announced the appointment of John N. Bonfiglio, Ph.D. as Chief Executive Officer and President. Dr. Bonfiglio will also serve as a director on Transdel’s Board of Directors. Dr. Bonfiglio brings to the Company over 27 years of pharmaceutical industry experience, which includes working with pharmaceutical companies during the development stage as well as those with commercialized products. Given his experience, the Board of Directors is extremely pleased to have Dr. Bonfiglio join Transdel to continue to drive the vision of the Company.

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On November 1, 2010, the Company received notice from the U.S. Internal Revenue Service that it was approved to receive a Federal grant in the amount of approximately $244,000 under the Qualifying Therapeutic Discovery Project that is part of the Patient Protection and Affordable Care Act. The funds were awarded in support of Ketotransdel, the Company’s late-stage topical NSAID for the treatment of acute soft tissue injuries. The Company expects to receive the funds by the end of 2010.

Third Quarter and Year-to-Date 2010 Financial Results
As of September 30, 2010, the Company had cash and cash equivalents of approximately $0.5 million, compared to $1.0 million at June 30, 2010. However, as noted above, on November 1, 2010, the Company was notified that they will receive $244,000 under the Qualifying Therapeutic Discovery Project.
Third Quarter Financial Results
Transdel reported a net loss of approximately $0.7 million, or $0.05 per share, for the quarter ended September 30, 2010, compared to a net loss of approximately $0.9 million, or $0.06 per share, for the same period last year.
Research and development expenses totaled approximately $0.1 million and $0.6 million for the third quarter 2010 and 2009, respectively. The decrease in research and development costs compared to 2009 was primarily due to expenses incurred for the Phase 3 clinical study of Ketotransdel® that was in progress during the third quarter 2009.

General and administrative expenses totaled approximately $0.6 million and $0.4 million for the third quarter 2010 and 2009, respectively. The increase was primarily due to stock-based compensation expenses for investor relations and consulting services provided to the Company.
Year-to-Date Financial Results
Transdel reported a net loss of approximately $2.1 million, or $0.13 per share, for the nine months ended September 30, 2010, compared to a net loss of approximately $3.8 million, or $0.24 per share, for the same period last year.
Research and development expenses totaled approximately $0.3 million and $2.6 million for the nine months ended September 30, 2010 and 2009, respectively. The decrease in research and development costs compared to 2009 was primarily due to expenses incurred for the Phase 3 clinical study of Ketotransdel® that was in progress during the first nine months of 2009.
General and administrative expenses totaled approximately $1.8 million and $1.2 million for the nine months ended September 30, 2010 and 2009, respectively. The increase is primarily due to a one-time charge of approximately $0.4 million for expenses relating to the separation agreement between the Company and our former chief executive officer who resigned in February 2010 and stock-based compensation expenses for investor relations and consulting services provided to the Company primarily during the third quarter.
About Transdel Pharmaceuticals, Inc.
Transdel Pharmaceuticals, Inc. (OTCBB: TDLP) is a specialty pharmaceutical company developing non-invasive, topically delivered products. The Company’s innovative-patented Transdel™ cream formulation technology is designed to facilitate the effective penetration of a variety of products through the tough skin barrier. Ketotransdel®, the Company’s lead pain product, has successfully completed a Phase 3 clinical trial and utilizes the Transdel technology to deliver the active drug, ketoprofen, a non-steroidal anti-inflammatory drug through the skin directly into the underlying tissues where the drug exerts its well-known anti-inflammatory and analgesic effects. The Company intends to leverage its Transdel™ platform technology to expand and create a portfolio of topical products for a variety of indications. The Company is actively pursuing partnerships with companies to expand its product portfolio for pharmaceutical and cosmetic/cosmeceutical products. For more information, please visit http://www.transdelpharma.com.
Safe Harbor Statement
The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the Company’s interpretation of the results of its Phase 3 clinical trial for Ketotransdel®; the Company’s ability to obtain regulatory approval to market Ketotransdel; and the Company’s ability to continue as a going concern and complete additional development activities for products utilizing its proprietary transdermal delivery platform. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the FDA may not agree with the Company’s interpretation of the results from its Phase 3 clinical trial or may challenge the adequacy of the Company’s clinical trial design or the execution of the clinical trial; the FDA may require the Company to complete more than one additional clinical trials for Ketotransdel® before the Company can submit a 505(b)(2) NDA application; the results of any future clinical trials may not be favorable and the Company may never receive regulatory approval for Ketotransdel®; the Company or its license partners may not successfully launch the proposed anti-cellulite product and the Company’s current need to raise additional funding to complete its product development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Contact:
John Lomoro, Chief Financial Officer
Transdel Pharmaceuticals, Inc.
858-457-5300
johnl@transdelpharma.com